Exhibit 99.46

ASHFORD HOSPITALITY TRUST, INC.
Third Quarter 2004 Conference Call
November 11, 2004
10:00 a.m. C.S.T.

Introductory Comments — Tripp Sullivan

Good morning and welcome to this Ashford Hospitality Trust conference call to review the Company’s results for the third quarter of 2004. On the call this morning will be Monty Bennett, president and chief executive officer, Doug Kessler, chief operating officer and head of acquisitions and David Kimichik, chief financial officer and head of asset management. The results as well as notice of the accessibility of this conference call on a listen-only basis over the Internet were released yesterday evening in a press release that has been covered by the financial media.

As we start, let me express that certain statements and assumptions in this conference call contain or are based upon “forward-looking” information and are being made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. When we use the words “will likely result,” “may,” “anticipate,” “estimate,” “should,” “expect,” “believe,” “intend,” or similar expressions, we intend to identify forward-looking statements. Such statements are subject to numerous assumptions and uncertainties, many of which are outside Ashford’s control. These forward-looking statements are subject to known and unknown risks and uncertainties, which could cause actual results to differ materially from those anticipated, including, without limitation: general volatility of the capital markets and the market price of our common stock; changes in our business or investment strategy; availability, terms and deployment of capital; availability of qualified personnel; changes in our industry and the market in which we operate, interest rates or the general economy; and the degree and nature of our competition. These and other risk factors are more fully discussed in the section entitled “Risk Factors” in Ashford’s Registration Statement on Form S-3, and from time to time, in Ashford’s other filings with the Securities and Exchange Commission.

The forward-looking statements included in this conference call are only made as of the date of this call. Investors should not place undue reliance on these forward-looking statements. We are not obligated to publicly update or revise any forward-looking statements, whether as a result of new information, future events or circumstances, changes in expectations or otherwise.

I will now turn the call over to Monty Bennett. Please go ahead, Monty.

Introduction — Monty Bennett

Good Morning. Today we would like to discuss our operating performance for the quarter, update you on our investment activity, provide an assessment on the current state of the lodging market, and share with you our investment pipeline.

We had a very busy and successful quarter. During the quarter, we increased our asset base substantially while securing some very favorable financing. As we have assembled our portfolio, there has been and probably will continue to be a bit of noise in our numbers.

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However, once you look past the surface, RevPar growth and hotel operating profits show some very favorable trends.

While David Kimichik will provide the details, I would like to highlight a few items regarding our third quarter operating performance. Our reported FFO of 3 cents per share and CAD of 10 cents per share are both deceptively low, in my opinion. After adjusting for the expensing of loan costs and the effect of casualty losses, FFO and CAD would rise to 12 cents and 13 cents respectively. In comparing our numbers to street forecasts, seasonality had a major impact. As far as we can tell, the street estimated that approximately 32% of the income from our direct hotel investments would be produced in the 3rd quarter, which is not an unreasonable assumption. However, now that we have completed our initial investment acquisition target of $500M-$600M, we can say that historically our assets produced only 25% of their annual income in the 3rd quarter. This difference accounts for 5 cents of FFO and 5 cents of CAD. For your future reference, these assets historically have produced 20 percent of their annual income in the 4th quarter, which I believe is closer to the streets’ estimates.

Regarding the assets themselves, RevPar for our hotels not under renovation was up 6.7% for the quarter year over year. Including those hotels under renovation, Revpar was up 3.3%. Further, hotel-level operating profit for all hotels rose by 2% on a pro forma basis, and if it were not for the Hurricanes and the fire we experienced at one asset, Hotel profit would have been up over 13%, year over year despite the ownership changes, management changes, and renovations which all can be very disruptive. These fundamental metrics of RevPar and hotel level operating profit show that our asset base is solid. Also, our first mortgage and mezzanine loan portfolio currently yields over 11%, unleveraged.

Significantly, we reached our target of $500M-$600M in invested capital by our one year anniversary. Transactions closed or announced in the quarter include a $17 million full service Sheraton in North Philadelphia, a $62 million portfolio of select service hotels in the midwest, a $26 million portfolio of select service hotels in the greater Atlanta area, and the $81M, 654 room full service Hyatt Orange County. We also added to our loan portfolio with the $11M mezzanine loan on the Westin Westminster and the $15 million first mortgage and mezzanine loan on the Hotel Teatro in Denver.

We paid a dividend of 14 cents per share in the third quarter. Based upon our closing price as of yesterday, this equates to a 5.7% annual yield which is one of the highest in the hotel REIT industry and doubly significant for a growth platform such as Ashford. In short, Ashford remains on plan and on target building its solid diversified lodging portfolio.

I will now turn the call over to David Kimichik.

Financial Review — David Kimichik

Good Morning, I will discuss some of our financial highlights for the quarter.

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During the quarter we reported a net loss of $1,390,000 or 6 cents per share; FFO of $1.025M or 3 cents per share; and EBITDA of $5.013M.

Included in these results are a couple of one time events worthy of noting. First, the numbers include an expense of $1.6M, or 5 cents per share, for the write-off of deferred loan costs in connection with the $210M term loan refinancing completed in the quarter. Additionally for the quarter the company expensed $570K, or 2 cents per share for the amortization of deferred loan costs. On a go forward basis, assuming no further financings, the run rate for these costs should be approximately $1M per quarter. This is a bit larger than typical due to the short initial period on the $210M loan.

Second, as the result of hurricanes in Florida and a small fire at the Covington hotel, we estimate there was a $1M, or 3 cents per share, impact to operating profit during the quarter. These expenses are isolated to the third quarter and are comprised of uninsured losses or deductibles on insurance coverage as well as lost revenue. All rooms affected by these events have been returned to service. Although not included in our numbers, we anticipate that we should be able to recoup some of the lost revenue through a business interruption settlement under our insurance coverage but we can not predict when that settlement will take place.

Additionally, one of the more significant impacts to forecasting our results is estimating the seasonality of our annual yields. We believe the street forecasted between 30-32% of our annual income would occur in the third quarter. Now that we have reached our initial investment target and have analyzed the historical performance of our portfolio and its historical performance, we estimate that the third quarter will attribute approximately 25% of our annual yield. The impact of the actual 25% versus 32% is more than a 5 cents per share difference for the quarter. Based upon historical results, the combined direct hotel portfolio has operated seasonally as follows: 25% of the income in the first quarter, 30% in the second quarter, 25% in the third quarter and 20% in the fourth quarter.

As of September 30, 2004, the company had total assets of $571M including $113M of cash. This is up from total assets of $358M at the end of the second quarter. We are very pleased to report that we increased total assets by $213M during the third quarter.

This increase is the result of an increase in investments in direct hotel ownership of $107M, a net increase of $19M in loan investments, and an increase in cash of $81M from our preferred stock sale and the refinancing activities that occurred in September. Currently, we have a total cash balance including restricted cash of approximately $40M.

As of September 30, 2004, we had $286M of mortgage debt, leaving the debt to total assets ratio at 50% at the end of the third quarter. Of our debt, 44% is fixed rate and 56% is floating rate. Our blended interest cost is approximately 4.8%. In addition, $105M of our $160M of floating debt contains an interest rate cap and $33M of our floating debt is naturally hedged by virtue of being secured by a portion of our floating rate mezzanine loan portfolio. It is important to note that 93% of our debt as of quarter end is either fixed, capped or hedged.

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Currently we have 25.8M common shares outstanding, 2.3M preferred shares outstanding and 6.1M common OP units issued. Fully diluted shares total 31.9M.

As of September 30, 2004, we owned 32 hotels comprised of 4,441 guestrooms. Additionally, in the month of October we purchased the 654 room Hyatt Orange County hotel.

We currently have agreements for property management with 6 different companies. Remington Hospitality and Lodging manages 14 of our properties, Noble manages four of our properties, Day Hospitality manages four of our properties, Dunn Hospitality manages nine of our properties and Buccini/Pollin and Hyatt Hotel Corp. each manage one of our properties.

As of September 30, 2004, we owned a position in seven mezzanine and first mortgage loans with total principal outstanding of $90M. The total loan portfolio produces an average yield of 11.4% and following the anticipated sale of the Teatro first mortgage the mezzanine loans will produce an average unleveraged yield of approximately 12.2%. Our loan balances reflect a $7.2 million repayment received during the quarter when two of the 17 assets in our $25 million portfolio mezzanine loan were sold.

RevPar for the entire portfolio was up 3.3% during the third quarter as compared to third quarter ‘03 and for the hotels not under renovation, which is all but five hotels, the revpar was up 6.7%. The majority of this increase is due to a 5.4% growth in our Average Daily Rate.

Hotel operating profit for the entire portfolio was up approximately $180,000 for the quarter when compared to third quarter ‘03, which includes the result of the previously mentioned insurance impact, as well as the impact from the disruption related to renovation activity. After giving effect to that $1M impact from the hurricanes and fire, hotel operating profit would have been up 13%, which is in excess of the 10% increase in hotel operating profit we reported in the second quarter.

Finally, for the third quarter we reported CAD of $3,142,000, or 10 cents per share, and announced a dividend of 14 cents per share. Dividends year to date for the first three quarters of the year equal 30 cents per share and represent a 93% payout rate on our year to date CAD. Without the impact of the insurance effect our dividend payout rate would have been 85% of CAD.

I would now like to turn it over to Doug Kessler to discuss our ongoing investment plan.

Investment Highlights — Douglas Kessler

Thank you, David, and good morning. From our vantage point, we see hotel investment and financing activity at one of the highest levels in recent memory. With this high transaction volume, we would like to share our views with you on the following topics: Is Ashford getting its fair share of these deals? Are Ashford’s yields still achievable? Will this investment opportunity continue well into the next year? And finally, will this mean continued growth of Ashford given its diverse investment platform? The answer for each of these questions is “yes.”

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We are clearly getting our share of the transactions we want, at the terms we believe make sense, and that are consistent with our overall investment philosophy. We believe we see virtually every deal in the market, and given our diverse investment objectives we are frequently able to consider either debt or equity investment alternatives on the same deal. Our strategy remains disciplined and selective into what we invest our shareholders’ capital. Our transaction pace has been high; our yields even higher; and our pipeline strong.

The 3rd quarter was our most active with $585 million invested to date. Since the end of the 2nd quarter, we have closed or announced $202 million of direct investments and $26 million of mezzanine or first mortgage investments. The diversity of our investments since our last call clearly indicates our conscientious strategy to find for our shareholders the best yielding, long-term opportunities in lodging across a wide investment spectrum.

Here are a couple of recent examples of our unique sourcing and structuring efforts. We pre-empted a full marketing effort of the 654-room Hyatt Orange County and closed on this hotel with a seller we had done business with in the past. We acquired this $81 million hotel at a favorable valuation per key of $125,000 and at an un-leveraged first-year EBITDA yield of 9.8% and an NOI capitalization rate of 8.2%. We expect this asset to be a significant contributor to 2005 earnings following the room renovation that is underway. The $15 million loan on the boutique Hotel Teatro originally started as a request by the borrower for development financing, but evolved into refinancing an existing property once the borrower gained an appreciation for our competitive terms, flexibility, and timing. We provided a loan at LIBOR plus 565 basis points. The unique feature for Ashford on this transaction is that we originated a whole loan, inclusive of the first mortgage and the mezzanine. The strategy is to sell off the first mortgage enabling Ashford to keep a higher yielding mezzanine loan at a rate in excess of 1,100 basis points over LIBOR. We will continue to be creative in ways to maximize opportunities for returns on our shareholders capital.

Our targeted allocation for direct hotel investments has increased to 70-90% based upon opportunities we are seeing in the market and where we believe the lodging cycle is currently. Direct hotels comprise 85% of the portfolio. We remain committed to diversifying the portfolio with mezzanine loan investments. To that end, we will continue to target mezzanine loans in the range of 10% to 30% of our overall asset base.

We are extremely pleased with the yields we have obtained on investments since the IPO. In terms of direct hotel investments, our investment yields are at the high end of our stated range, with trailing 12-month EBITDA yields averaging 10.5% on acquisitions since the IPO. The original target for direct hotel investments was a range of 9.5%-10.5%. The mezzanine investments with a 12.2% average unleveraged yield exceed our targeted range of 11%-12%.

Our investment strategy remains on track with having a diversified platform. We overweight capital in those hotel investments with the best returns and underweight in other parts of the capital structure or hotel segment for balance. We now have 33 direct hotel investments containing over 5000 rooms across 12 brands and one independent. Over 59% of the portfolio is

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in the full service segment, 33% in the select service segment, and 7% in the extended stay segment. Approximately 45% of our rooms are Hilton branded, 26% are Marriott branded, and 13% are Hyatt branded, with the rest being a variety of other brands. Our portfolio consists of some of the highest forecast RevPAR growth segments with 51% of our portfolio upper-upscale and 33% upscale. Our direct hotels are diversified by geography, market location, and demand generators. In terms of total rooms, 27% is in the South Atlantic region, 21% in the Midwest, 13% in the Pacific region, 12% in the Northeast, 11% in the Southeast, 11% in the Mountain Region, and 6% in the West South Central Region. We have also diversified our property management by keeping six different existing management companies in place under performance contracts. We believe that this diversification, which is different from many of our peers, optimizes shareholder returns and enables our management team to avoid being “boxed-in” when it comes to finding the best investments for our capital.

Now, let’s turn to our mezzanine strategy. Our closed mezzanine loans have initial unleveraged yields that average 11%-15%. We continue to see financing opportunities consistent with our targeted range. To date, our pricing is based upon a grid with the minimum spread above LIBOR of 900 basis points for mezzanine loans. The loan portfolio consists of 21 different hotels containing over 7000 rooms across seven different brands and two independents. The portfolio consists of 100% full-service, upper-upscale hotels that are geographically dispersed mainly throughout the New England, Mid-Atlantic, and Mountain regions.

Clearly, the level of transaction volume and competitive nature of the market today have not hampered our ability to achieve our targeted returns. As demonstrated by the volume of loans completed to date, we are rapidly becoming a recognized mezz lender in the industry and are contacted directly by brokers, borrowers and first mortgage providers. We have established relationships with leading real estate lenders who have experienced the benefits of teaming up with Ashford. We are also able to source a growing number of transactions without having to bid on them in the open market. This is an advantage we have enjoyed and will remain a priority for us as we move forward to 2005.

It is worth noting that we have been, and should continue to be, active in financing our assets in ways that find the most cost effective source of debt capital. For example, during the 3rd quarter we completed a $210 million financing of a pool of 25 hotels that we owned or just acquired. After having run a very competitive bid process and persistent negotiations on our part, we obtained very favorable pricing at 195 basis points over LIBOR. We believe this pricing for the amount of leverage and asset types set a new benchmark for the industry and have not seen a deal quite like this among our peers. We also negotiated very flexible terms on items such as extension rights and prepayment. Lastly, we also worked with our existing lenders to revise our credit facility, having recognized a more competitive marketplace. Even though our facility was relatively new, we negotiated a reduction in spread from 325 over LIBOR to a range of 200-230 basis points over LIBOR depending upon coverage. Our management team has diverse lender relations and our shareholders should benefit from this.

All indicators show that we should continue to benefit from our strategy into 2005. Given our diversified investment platform, we do not have to time the markets exactly — although we have

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proven adept at that in the past — in order to generate strong returns. We have the capability of moving in and out of all four investment types in the lodging cycle — direct investment, mezz, first mortgage and sale-leasebacks. We have already proven we can accretively invest in the first three investment types and have the flexibility within our capital structure to facilitate these transitions — something that not many of our competitors can claim.

I will now turn the call back to Monty for some brief concluding remarks.

Concluding Remarks — Monty Bennett

After the first quarter of this year, we paid a 6 cent dividend. After the second quarter, a 10 cent dividend, and most recently, a 14 cent dividend after the end of the 3rd quarter. We have been asked what our dividend will look like for the 4th quarter and beyond. Thus far, we have indicated that we intend to increase the dividend further, and we still have that intention, over the next few quarters.

We have also indicated that it has been our objective to pay out between 80-85% of CAD in the form of dividends. For the first three quarters, our dividends have totaled $.30, while CAD has totaled $.32. This has put our payout ratio to 93% year to date. Seasonally, the fourth quarter produces lower earnings, and therefore lower CAD, than some of the other quarters. Regardless, for the fourth quarter, we intend to pay a dividend of 14 cents and possibly higher.

Our investment pipeline remains at approximately $200M which includes assets under contract, letter of intent, or under negotiation. Historically, some of these opportunities have moved forward, while others have fallen out although replaced by new opportunities. Last quarter at this time, with a pipeline of approximately the same size, we closed approximately $100M of acquisitions. Without raising further common or preferred equity, we still have $130M of dry powder for these future acquisitions.

Because of our newness to some of these assets, and the continued noise in our numbers, we are not in a position to provide earnings guidance at this time. As time moves forward, we will reevaluate our position.

Investing in Ashford is one of the best opportunities in the marketplace to take advantage of what many pundits believe is one of the most attractive investment areas in real estate: hospitality. Our experience, track record, and our diversified platform will continue to set us apart.

That covers our prepared remarks. We will now be happy to answer any questions you may have.

Ending — Monty Bennett

Thank you for your participation today and your interest in Ashford Hospitality Trust. We look forward to speaking with you again on our fourth quarter conference call.